Kathy Dore to Depart Canwest After Successful Transformation of Broadcasting Group

- Strong Leadership Team in Place as Search for Successor Begins -

TORONTO, August 7, 2008 – Canwest Global Communications Corp. (“Canwest” or the “Company”) today announced that Kathy Dore, President, Canwest Broadcasting, will leave her current position when her contract expires later this year.  Ms. Dore, who joined Canwest in October 2004, will assist in the search for her replacement and will remain in her role during the transition.

"Over the past four years, Kathy has effectively led Canwest’s Canadian Broadcasting division through a period of strong growth and significant change,” said Leonard Asper, Canwest’s President and Chief Executive Officer. “She has positioned the company for growth going forward through both her strategic initiatives and strong leadership. We are fortunate that she has built an outstanding senior leadership team and leaves the business with great momentum.”

Under Ms. Dore’s leadership, Global Television increased its presence in the Top 10 and Top 20 shows with series like Heroes, Prison Break, and House.  She spearheaded the rebranding of Global, and initiated partnerships with CBS Paramount to create ET Canada.

Ms. Dore managed the successful integration of the Alliance Atlantis Specialty Channels into Canwest and led a number of strategic initiatives that better enabled Canwest to distribute and monetize content across multiple platforms while reducing its cost structure, including the transition to a digital news environment.

“In 2004, I made a four-year commitment to Leonard and Canwest to transform the Canadian broadcasting assets and position them for strong future growth,” said Ms. Dore.  “With a solid foundation now in place, and with the integration of the former Alliance Atlantis assets progressing smoothly, it’s time to pass the baton.  It has been a privilege to lead Canwest’s Broadcasting organization through such an exciting and challenging period, and I’m grateful to have had the opportunity to manage and grow these remarkable assets.

“I’m committed to Canwest, its success and a smooth leadership transition and I have no doubt that the outstanding management team in the Broadcasting Division will enjoy tremendous success in the future.”

Prior to joining Canwest, Ms. Dore was President, Entertainment Services for New York-based Rainbow Media Holdings Inc., where she managed U.S. cable networks AMC (American Movie Classics), IFC (Independent Film Channel) and WE (Women’s Entertainment).  Ms. Dore created and launched the Independent Film Channel and was also responsible for the growth and expansion of Bravo, now owned by NBC, where she served as President from 1996 until 2002.

Forward Looking Statements:

This news release contains certain comments or forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest.  Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2007 dated November 20, 2007 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the nine months ended May 31, 2008. We disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada's largest media company. In addition to owning the Global Television Network, Canwest is Canada's largest publisher of paid English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Indonesia, Singapore, the United Kingdom and the United States.

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com